Exhibit 99.1

Air Methods Closes Acquisition of Blue Hawaiian Helicopters

Denver, CO, December 16, 2013 -- Air Methods Corporation (Nasdaq: AIRM), the global leader in air medical transportation, announced today that it has successfully completed its acquisition of Blue Hawaiian Helicopters and its affiliates (“Blue Hawaiian”), a helicopter tour operator based in Hawaii.  Founded in 1985, Blue Hawaiian is one of the world’s largest aerial tour operators and is the premier helicopter tour company in the State of Hawaii, offering a diverse portfolio of twelve scheduled tours on five of Hawaii’s six tourist islands.  Blue Hawaiian operates a fleet of 24 helicopters consisting of Eurocopter AS350s and EC130s. Blue Hawaiian generated consolidated revenue of approximately $47 million for the fiscal year ended December 31, 2012.

Aaron Todd, Air Methods’ Chief Executive Officer, stated “Air Methods is very pleased to have completed the acquisition of Blue Hawaiian, a ‘blue chip’ tour company with best-in-class air fleet, pilots, management and tours.  The addition of Blue Hawaiian significantly strengthens Air Methods’ Tourism Division and continues our focus on vertical integration and the search for key aviation adjacencies to our core business.  We look forward to Blue Hawaiian joining the Air Methods family.”

“Blue Hawaiian is the dominant force in the strong Hawaiian air tour market. The efficiency and synergies between Air Methods and its existing tour operator, Sundance Helicopters, will benefit the core strength of Blue Hawaiian and the entire group” said David Chevalier, Blue Hawaiian’s Chief Executive Officer.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provides helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods’ fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are “forward-looking statements”, including statements regarding Blue Hawaiian Helicopters’ anticipated impact to Air Methods’ Tourism Division and expected synergies between Air Methods’ Tourism Division and Blue Hawaiian Helicopters, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the Company’s ability to realize key aviation adjacencies associated with the acquisition; expansion of the Company’s tourism division, changes to general, domestic and foreign economic conditions; extreme weather conditions across the U.S.; development and changes in laws and regulations; increased regulation of the aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company’s filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Trent J. Carman, Chief Financial Officer, (303) 792-7591.  Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.